Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated March 27, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for stock-based compensation), relating to the consolidated financial statements and financial statement schedule of ORBCOMM Inc. appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Deloitte & Touche LLP
New York, New York
April 27, 2007